Exhibit 99.1

Dear Stakeholder,

Greetings from Arcimoto. 2022 was simultaneously the most successful and challenging year in our history. As we kick off 2023 we’d like to share with you some highlights from the past year as well as some of our goals for the year to come.

But first, we wanted to share that we worked with A.G.P./Alliance Global Partners to raise additional capital through a public stock offering that closed with a gross proceeds of approximately $12 million. We intend to use the net proceeds from the offering to repay the convertible note with 3i, LP and the remainder of the proceeds for working capital and general corporate purposes.

We have paused vehicle production at this time as we prepare production for our 2023 vehicles. However, while production is on pause, vehicle sales are ongoing. We have existing new vehicle inventory and are happy to announce we just launched used vehicle availability as we refresh our marketing and rental fleet in 2023! If you’ve always wanted a FUV, now is the time!

Now, on to the highlights.

2022 Company Highlights

Q4 2022 was our most successful quarter yet with 89 delivered vehicles, a 20% increase from Q3 of 74 and ending 2022 with 228 new happy owners across the U.S.! Despite ongoing supply chain challenges and funding concerns, we broke all previous sales records. Between consumer, commercial, and rental vehicles, we now have more than 500 Arcimotos on the road today.

Let’s take a look back. In 2022, we opened vehicle sales in Hawaii, New York, New Jersey, Pennsylvania, Maryland, Virginia, Georgia, and Washington D.C., marking the largest sales expansion in Arcimoto history. We’ll have an update later this year on more state openings as we expand our delivery and service areas across the country.

Key to that success has been our innovative marketing program affectionately known internally as “Butts in Seats.” The FUV is certainly unlike any other vehicle on the road today. While it turns heads everywhere it goes, it needs to be driven to be believed. This year, a record-high number of new people drove the FUV for the first time. We achieved over 5,000 “Butts in Seats” through a combination of large industry events, private demo drives, and, of course, through our rental program.

Another key driver has been our new vehicle financing program with our partner Freedom Road Financial, one of the largest U.S. powersports lending companies. The simple, straightforward, and fast application process, along with some of the lowest rates in the industry, has already made it easier for new customers to own an FUV. You can see all of our financing options at Arcimoto.com/finance.

On the rental front, we opened several new high-profile locations, including our first Hawaii locations: Arcimoto Honolulu and Arcimoto Kaua’i at the Royal Sonesta Kaua’i Resort Lihue. Other new locations include Los Angeles, Temecula Wine Tours, at the Eugene Hyatt Oakway Center hotel, and our newest location, with our friends GoCar Tours in Las Vegas. Believe us when we say there is nothing quite like cruising the Las Vegas Strip with a group of friends in a flock of FUVs. Looking ahead, we’ll continue to target world-class destinations and partners as part of our rental program, a key pillar of our business overall. You can check out all our rental locations at Arcimoto.com/rent.

And that’s just the beginning. In February, we unveiled the D1 driverless delivery vehicle with our partner Faction. The D1 combines autonomy with remote human teleoperation, retaining the Deliverator’s capabilities of a 75 mph top speed and 102 city miles of range while transporting up to 500 pounds of cargo. The D1 is just about as cost-effective as it gets for local delivery, especially compared to large, legacy ICE delivery vehicles. The D1 is already in operation in the San Francisco Bay Area, and is coming soon to Las Vegas, Orlando, Fla., and Scottsdale, Ariz., and we look forward to sharing more updates with you later this year.

On the legislative front, we’ve been working with lawmakers across the country to make purchasing an FUV as simple and affordable as possible. Our main legislative goals are to qualify Arcimoto vehicles for any and all available tax rebates on both the state and federal level. In 2022, we helped update the autocycle laws in New York, Utah, Alabama, and Maryland. In Maryland, the FUV will also be eligible for the state’s electric-vehicle excise tax credits for zero-emission vehicles for up to $2,000, or the maximum excise tax paid, whichever is lower. The excise tax credits will begin on July 1, 2023, and run through June 30, 2027.

Looking ahead, 2023 is going to be an important year for Arcimoto. As we continue our efforts directed on our core products, the FUV and Deliverator, we’re excited to unveil new features to each vehicle, improving overall ride quality, performance, and polish. At the same time, we continue to work on expanding sales to new states, and to lobby for favorable legislation and tax credits for our vehicles across the country.

We will continue to focus on core products and programs to rebuild the foundation of the business. We are aiming to create a sustainable business model by reducing spending while building our vehicle order backlog for commercial and consumer customers.

Until then, dream big, drive small, and drive safe. Thank you for supporting Arcimoto!

Sincerely,

Team Arcimoto